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               Harrah's Entertainment, Inc.
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    (Name of Registrant as Specified In Its Charter)
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(Name of Person(s) Filing Proxy Statement, if other than the
Registrant):  Hotel Employees & Restaurant Employees
International Union

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

Matthew Walker
Director of Research and Education
Hotel Employees and Restaurant Employees International Union
1219 28th St. NW
Washington, DC 20007
Telephone: (202) 393-4373
Voice Mail: (202) 333-0674
FAX: (202) 333-6049



April 7, 1997


Dear Harrah's Shareholder:

     For your information, we are enclosing a copy of a  Proxy
Alert recently issued by Institutional Shareholder Services.  The
Alert concerns the April 25, 1997 annual meeting for Harrah's
Entertainment, Inc.

HERE is soliciting support for a shareholder proposal to amend the by-laws to redeem the company's "Poison Pill" and require prior approval by a majority stockholder vote for adoption of any such "Poison Pill" in the future. The HERE proposal is discussed in detail in the enclosed Alert. ISS is not a participant in this solicitation and has not expressly disapproved of or consented to distribution of the Alert

          Sincerely,



          Matthew Walker
          Director of Research and Education

               enclosure

Institutional Shareholder Services (SM)

Proxy Alert:  Harrah's Entertainment, Inc.
HET (NYSE)
Annual Meeting:  April 25, 1997
Record Date:  March 4, 1997
Security ID:  413619100 (CUSIP)

by Mark Brockway, Senior Analyst
April 4, 1997


MEETING AGENDA

Item Code      Mgt Agenda (RED-STRIPED Card) Mgt Rec.  ISS Rec.
1.   M0201          Elect Directors                    For
FOR
2.   M0101          Ratify Auditors                    For
FOR
Shareholder Proposal
3.  S0302      Submit Shareholder Rights Plan
                (Poison Pill) to Shareholder Vote Against
     FOR


MEETING AGENDA
Item Code      HERE Agenda (BLUE Card)       HERE Rec. ISS Rec.
Shareholder Proposal
1.   S0302          Submit Shareholder Rights Plan
               (Poison Pill) to Shareholder Vote       For
     FOR
Management Proposals
2.   M0201     Elect Directors                         For
FOR
3.   M0101     Ratify Auditors                         For
FOR

*Shareholders may return either management's new RED-STRIPED proxy card or HERE's BLUE proxy card, regardless of how they wish to vote. If shareholders do not properly execute one of the proxy cards containing the shareholder proposal and have only returned management's original proxy card, which excluded the shareholder proposal, the company may have discretionary authority to vote against the proposal without consulting shareholders.


ALERT: Subsequent to our original analysis for Harrah's Entertainment, Inc., dated March 25, 1997, ISS has learned that the Hotel Employees and Restaurant Employees International Union
(HERE) is soliciting support for a shareholder proposal to amend the company's bylaws to redeem the company's shareholder rights plan and to provide that no rights plan may be enacted in the future unless such plan is approved by a majority shareholder vote. HERE's solicitation is accompanied by a BLUE proxy card. This proposal did not appear in management's original proxy statement. The company has sent out a supplement to its original proxy statement which details management's opposition to the shareholder proposal. In addition, the company is soliciting new RED-STRIPED proxy cards, which will allow shareholders to vote on the shareholder proposal.


Item 3:  Submit Shareholder Rights Plan (Poison Pill) to a
Shareholder Vote

NOTE: This proposal appears as Item 1 on HERE's BLUE proxy card and Item 3 on management's RED-STRIPED proxy card.

HERE seeks approval of a proposal to amend the company's bylaws to redeem the company's shareholder rights plan and to provide that any new rights plan must be approved by a majority of the shareholder vote. Furthermore, this bylaw amendment, if approved, may not be amended or deleted by the board without prior shareholder approval. Note that the approval of 75 percent of the voting shares is required to adopt this bylaw amendment. The company's current shareholder rights plan was adopted in July 1996 and replaced a plan which was scheduled to expire Oct. 5, 1996.

Shareholder rights plans, or poison pills, typically take the form of rights or warrants issued to shareholders and are triggered only by a hostile acquisition attempt. When triggered, poison pills generally allow shareholders to purchase shares from, or sell shares back to, the target company ("flip-in" pill) and/or the potential acquirer ("flip-over" pill) at a price far out of line with fair market value. Depending on the type of plan, the triggering event can either transfer wealth from the target company or dilute the equity holdings of current shareholders.

Harrah's plan provides for one right to be attached to each common share outstanding. If a person or group acquires 15 percent or more of the company's common stock or commences a tender offer to acquire 15 percent or more of the common stock, all rights except those held by the acquiring party become exercisable. Each right entitles shareholders to purchase 1/200 of a share of Harrah's Series A Special Stock for $130. The board may elect to redeem the rights if an attractive acquisition offer is received and approved by the board.

Management's Position

Management argues that the rights plan merely guards against two-tiered offers and other back-end-coercive treatment, ensuring that shareholders are treated equitably in the event of a takeover bid. According to management, the rights plan forces a potential acquirer to negotiate directly with the board, which is in the best position to evaluate any takeover offers. Management believes that the rights plan gives the board leverage to negotiate to get the best possible deal for shareholders. Management notes that more than 90 percent of the directors serving on the company's board are independent directors and that the rights plan is not an entrenchment device.

Management also questions HERE's motives in submitting this proposal, noting that HERE became a shareholder of the company in December 1996, purchasing 110 shares, and shortly thereafter notified the board of its intent to submit this shareholder proposal. Management states that the company will begin negotiations shortly with HERE for the renewal of a collective bargaining agreement for union employees of Harrah's Las Vegas Casino and Hotel. Additionally, management contends that HERE has been attempting unsuccessfully to attract Harrah's employees at other properties to join the union. Management alleges that HERE is attempting to use the shareholder proposal process to influence the company with respect to these labor matters. Management further believes, after consulting with its Delaware legal counsel, that the bylaw amendment is not legally valid (see legal discussion below).

HERE's Position

HERE argues that poison pills are powerful anti-takeover devices which effectively prevent companies from being acquired without the consent of the board. HERE asserts that pills force potential acquirers to negotiate acquisitions with the board instead of bringing offers to shareholders directly. ISS spoke with Matthew Walker, director of research and education of HERE, about HERE's reasons for submitting the proposal. Mr. Walker states that HERE has no labor dispute with Harrah's and that the Las Vegas contract negotiations are expected to go smoothly. In addition, he denies that HERE has ever made any unsuccessful attempts to solicit nonunion Harrah's employees to join the union, as management claims. Mr. Walker stated that HERE submitted this proposal because it would benefit both shareholders and employees of the company. He believes that in the competitive environment in which the company operates, "employees will bear the brunt of economic pressure" facing the company, not management. Mr. Walker is not making any assertions about the effectiveness of management, but instead believes that the poison pill, along with several other devices, serve to entrench it. HERE submitted a binding bylaw amendment instead of a precatory proposal because "precatory proposals have not received due respect from management" at companies at which they have been submitted.

Legal Issues

The issue of whether shareholders have the right to approve bylaw amendments redeeming shareholder rights plans is unclear under Delaware law and has been the subject of recent debate. On one hand, Section 141(a) of Delaware General Corporation Law (DGCL) gives boards the authority to manage the business and affairs of a corporation, except as otherwise provided for in the DGCL or the company's certificate of incorporation. However, Section 109 of the DGCL provides that the shareholders of a company may adopt, amend, or repeal the bylaws of a company, which may contain provisions relating to the business of the corporation, its affairs, and the rights and powers of its shareholders, directors, officers, or employees. These two provisions of the DGCL have not been reconciled in Delaware court as they relate to a shareholder proposal to amend the bylaws to redeem a poison pill. Moreover, a number of Delaware Chancery Court decisions have upheld shareholder rights plans installed by boards.

Shareholder proposals to amend companies' bylaws to redeem poison pills have been submitted at Wallace Computer Services, Inc., and Rexene Corp., both Delaware corporations. However, management of both companies assert that even if approved, the bylaw amendments are not valid under Delaware law. The bylaw amendment proposal was voted down by shareholders at Wallace, while the proposal has not yet been voted on at Rexene. As a result, the Delaware courts have not made a decisive ruling on the subject. Many shareholder activists believe that if tested, the bylaw amendment proposal may be found to be valid under Delaware law due to a recent Oklahoma court decision involving Fleming Cos., Inc. Fleming was required by an Oklahoma court to include on its proxy a proposal submitted by the International Brotherhood of Teamsters to amend the bylaws to redeem a shareholder rights plan. Many believe that this could be successfully used as a precedent in a Delaware court of law, since Delaware and Oklahoma law are very similar with respect to these matters.

Harrah's management has taken the position that the bylaw proposal is not valid under Delaware law, primarily because the company believes that Section 141(a) of the DGCL and the board's fiduciary duty to shareholders supersede shareholders' right to amend the company's bylaws. In addition, management argues that the bylaw amendment conflicts with Harrah's certificate of incorporation, which would make the bylaw amendment invalid under
Section 109 of the DGCL. Harrah's certificate provides that both the board and the shareholders may amend the company's bylaws.
If adopted, this proposal would provide that only the shareholders would be permitted to amend the bylaw amendment. Furthermore, management contends that the amendment is legally invalid because it would require the company to spend more than $1 million to redeem the rights (at $0.01 per share), plus administrative and other costs, which would be in opposition to the board's direct authority to decide whether to use company funds to redeem the rights. Management states that unless the bylaw amendment is declared lawful by a court of competent jurisdiction, the company will not adopt the bylaw amendment.

Conclusion

Poison pills insulate management from the threat of a change in control. They provide a target's board with veto power over takeover bids, even those that are in shareholders' best interests. Furthermore, poison pills amount to major de facto shifts of voting rights away from shareholders on matters pertaining to a sale of the company. Accordingly, shareholders should be asked whether they want to relinquish such power before poison pills are implemented.

It can be argued that if the company's rights plan is redeemed, the company could be subject to a coercive takeover attempt which could be contrary to shareholders' best interests. However, we note that the company has other anti-takeover provisions in place which should be sufficient to protect the company from such attempts. For instance, Harrah's has authorized blank check preferred stock, a classified board, no right for shareholders to act by written consent or call special shareholders' meetings, a company certificate containing a fair price provision, a 75-percent requirement to amend the company's bylaws, and golden parachute agreements with certain of its executives. In addition, the company is subject to Delaware Section 203, which is a three-year freezeout provision restricting certain business combinations between a company and an "interested shareholder."

Although it is not certain that this bylaw amendment will be adopted if it is approved by shareholders, its approval would send a message to management that shareholders do not support the company's existing rights plan. On the other hand, if the bylaw is given effect by the board or by the courts, shareholders' right to consider a fully financed tender offer for the company's shares would be restored.

We recommend a vote FOR the proposal.